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                                                                            F-14
                                                                      Exhibit 10

                          EXECUTIVE SEVERANCE AGREEMENT

   THIS AGREEMENT is made and entered into this 6th day of November, 1987, by and among SAFECO CORPORATION, a Washington corporation, referred to herein as ("SAFECO") and JAMES W. RUDDY ("Executive").

                                   RECITALS:

   A. Executive presently serves as Associate General Counsel of SAFECO Corporation and is an integral part of the management of SAFECO.

   B. SAFECO considers the establishment and maintenance of a sound and vital management to be essential to protect and enhance the best interests of SAFECO and its shareholders. In this connection, SAFECO recognizes that the possibility of a change in the control of SAFECO Corporation may exist from time to time, and that such possibility, and the uncertainty and questions that it may create for Executive and other SAFECO management, may result in the departure or distraction of such management to the detriment of SAFECO Corporation and its shareholders. Further, SAFECO recognizes that, in the early stages of an attempt to gain control of SAFECO, certain Executives may be called upon by SAFECO to take certain actions against the party attempting to gain control that may jeopardize the Executive's continued employment should the attempt be successful. Accordingly, the Board of Directors of SAFECO Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive and other SAFECO management personnel to their assigned duties.

   C. SAFECO desires to enter into this Executive Severance Agreement to induce Executive to remain in the employ of SAFECO and in consideration of Executive's agreement to remain in the employ of SAFECO subject to the terms and conditions set forth herein. Executive is willing

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to enter into this Agreement in consideration of the severance benefits which
SAFECO herein promises to pay Executive in the event Executive's employment with SAFECO is terminated subsequent to a change in control of SAFECO under certain conditions described herein.

   D. This Agreement is not intended to alter the compensation and benefits that Executive could reasonably expect in the absence of a change in control of SAFECO Corporation and, accordingly, this Agreement will be operative only upon a change in control of SAFECO Corporation as that term is hereafter defined.

   NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

   1. Definitions.

           In addition to the words and terms elsewhere defined herein, the following words and terms as used herein shall have the following meaning unless the context or use indicate a different meaning:

                  (a) "Cause." SAFECO shall be deemed to have terminated Executive's employment for "Cause" if such termination is a result of a good faith determination by the Board or an authorized committee of the Board that:

                         (i)   Executive has committed a felony;

                        (ii) Executive has committed any crime involving moral turpitude;

                       (iii)   Executive has misappropriated funds of SAFECO;

                        (iv) Executive has continually engaged in conduct that constitutes gross malfeasance of duty; or

                         (v) Executive has been habitually absent from work for
reasons unrelated to disability.

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Notwithstanding the foregoing, the Executive's termination shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination described in paragraph 4 hereof and Executive shall have been given the opportunity to be heard as specified in such paragraph 4.

                  (b) "Change in Control." A "Change in Control" of SAFECO Corporation shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided without limitation, that such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of SAFECO Corporation representing 25% or more of the combined voting power of SAFECO Corporation's then outstanding securities; or (ii) at any time less than fifty-one percent (51%) of the members of the Board shall be persons who are either nominated for election by the Board or an authorized committee of the Board or elected by the Board.

                  (c) "Disability." SAFECO shall be deemed to have terminated Executive's employment based on "Disability" if such termination is attributable to Executive's absence from his duties with SAFECO on a full-time basis for one hundred thirty (130) consecutive business days, as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after giving the Notice of Termination described in paragraph 4 hereof Executive shall have returned to the full-time performance of his duties.

                  (d) "Code." The Internal Revenue Code of 1986, as amended from time to time.

                  (e) "Good Reason." Executive shall be deemed to have terminated his employment with SAFECO for "Good Reason" if such termination is based on:

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                         (i) Subsequent to a Change in Control of SAFECO
Corporation, and without Executive's express written consent, the assignment to Executive of any duties inconsistent with Executive's position, duties, responsibilities and status with SAFECO immediately prior to a Change in Control, or a change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Executive from or any failure to re-elect Executive to any position, except in connection with the termination of Executive's employment for Cause, Disability or Retirement or as a result of Executive's death;

                         (ii) Subsequent to a Change in Control of SAFECO
Corporation, a reduction by SAFECO in Executive's base salary as in effect on the date hereof or as the same may be increased from time to time;

                         (iii) Subsequent to a Change in Control of SAFECO
Corporation, a failure by SAFECO to continue any bonus plans in which Executive actually participates as the same may be modified from time to time but substantially in the forms in effect immediately prior to the Change in Control, or a failure by SAFECO to continue Executive's participation in bonus plans on at least the same basis as Executive participates immediately prior to the Change in Control;

                         (iv) Subsequent to a Change in Control of SAFECO
Corporation and without Executive's express written consent, SAFECO's requiring Executive to occupy an office anywhere outside of King County, Washington, except for required travel on SAFECO's business to an extent substantially consistent with Executive's business travel obligations immediately prior to the Change in Control;

                         (v) Subsequent to a Change in Control of SAFECO
Corporation, the failure of SAFECO to continue in effect any benefit or compensation plan, stock option plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the

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time of a Change in Control of SAFECO Corporation (or plans providing Executive with substantially similar benefits), the taking of any action by SAFECO which would adversely affect Executive's participation in or significantly reduce Executive's benefit under any such plans or deprive Executive of any significant fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by SAFECO to provide Executive with the number of paid vacation days to which Executive is then entitled in accordance with SAFECO's normal vacation policy in effect immediately prior to a Change in Control; or

                         (vi) Subsequent to a Change in Control of SAFECO
Corporation, the failure to SAFECO to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in paragraph 11 hereof.

                   (f) "Retirement." Executive's termination of employment shall be based on "Retirement" if termination is in accordance with the retirement policy of SAFECO generally applicable to its salaried employees and in effect immediately prior to any Change in Control of SAFECO Corporation.

                   (g) "SAFECO Affiliate." A corporation shall be deemed to be a SAFECO Affiliate if 80% or more of its combined outstanding voting stock is owned by SAFECO.

   2. Executive's Employment.

           It is understood and agreed that, until there has been a change in Control of SAFECO Corporation, this Executive Severance Agreement creates in the Executive no rights to continued employment with SAFECO, it being understood that Executive's employment with SAFECO prior to any Change in Control is at will, as are all SAFECO's current employment arrangements. It is further understood and agreed that Executive's existing employment arrangement with SAFECO entitled Executive to certain rights on any termination of employment, including the right to receive his full base salary through the date of termination, the right to be paid for any


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accrued vacation and sick leave, the right to be paid any bonuses for any past fiscal year which have not yet been paid to Executive under any bonus plan maintained by SAFECO, and the right to receive his vested rights in savings, profit sharing, retirement, stock option plans and other employee benefit programs maintained by SAFECO in accordance with the terms of such plans and programs. The parties acknowledge that such rights fall outside the scope of, and shall not be affected by, this Agreement in any respect.

   3. Conditions to Termination Benefits.

           In no event shall any benefits described in paragraph 5 hereof be payable unless and until there is a Change in Control of SAFECO Corporation and Executive's employment by SAFECO is terminated: (a) By SAFECO other than for Cause, Disability or Retirement; or (b) By Executive for Good Reason.

   4. Notice and Date of Termination.

           Any purported termination by SAFECO for Cause, Disability or Retirement, or by the Executive for Good Reason, shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall state the specific basis for the termination under this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the applicable provision of this Agreement. If the termination is due to Disability, the Notice of Termination shall not be given until the expiration of the 130-day disability period. The effective date of termination (the "Date of Termination") shall mean:

                  (a) If Executive's employment is terminated for Disability, thirty (30) days after the Notice of Termination is given (provided that Executive shall not have returned to the performance of his full-time duties during said thirty (30) day period); or

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                  (b) If Executive's employment is terminated for Cause, the date specified in the Notice of Termination, provided in no event shall such date be prior to the delivery of the Notice; or

                  (c) If Executive's employment is terminated for any other reason, the date on which the Notice of Termination is given. If the Notice of Termination specifies that the Executive's termination of employment is for Cause, Executive's Termination shall be deemed to have been for Cause only if the Executive, within thirty (30) days following the Date of Termination, is given an opportunity to be heard before the board or an authorized committee of the board and the board or such authorized committee thereafter makes a good faith determination the Executive is guilty of conduct described in subparagraphs (i) through (v) of paragraph 1(a) hereof.

   5. Benefits Upon Termination.

           If, after a Change in Control of SAFECO Corporation shall have occurred, Executive's employment by SAFECO shall be terminated by SAFECO other than for Cause, Disability or Retirement or shall be terminated by Executive for Good Reason, then, subject to the provisions of paragraph 7 hereof, Executive shall be entitled to the following benefits:

                  (a) SAFECO shall maintain in full force and effect, for Executive's continued benefit until the earlier of (i) three (3) years after the Date of Termination, (ii) Executive's commencement of full-time employment with a new employer, or (iii) December 31 of the year in which Executive's sixty-fifth (65th) birthday occurs, all life insurance and all medical, health and accident insurance programs and arrangements in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the terms and conditions of such plans and programs. In the event Executive's participation in any such plan or program is barred, SAFECO shall arrange to provide Executive


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with benefits substantially similar to those which Executive is entitled to receive under such plans and programs.

                  (b) SAFECO shall pay to Executive on the Date of Termination a lump sum benefit equal to the lesser of:

                         (i) That amount, which when added to the "Other Change
in Control Benefits" paid to Executive is equal to 2.99 times the average annual compensation paid by SAFECO to the Executive and included in the gross income of the Executive during the most recent five (5) taxable years ending before the Change in Control of SAFECO Corporation occurs (or such portion of such period during which the Executive was an employee of SAFECO). For purposes of this subparagraph, the "Other Change in Control Benefits" shall equal the present value (determined in accordance with Section 1274(b)(ii) of the Code, or any successor provision thereof) of all other payments and benefits (including without limitation the value of the Deferred Option Benefit provided in paragraph 6 hereof) that the Executive receives, or is entitled to receive, under this Agreement or otherwise, as a result of a Change in Control of SAFECO Corporation or any other change in ownership or control of SAFECO Corporation within the meaning of Section 280G (or any successor provision thereof); or

                         (ii) The "Executive's Projected Annual Benefit,"
multiplied by the lesser of (a) three or (b) the number of years (rounded to the nearest hundredth of a year) from the Date of Termination to December 31 of the year in which Executive's sixty-fifth (65th) birthday occurs. For purposes of this Agreement, the "Executive's Projected Annual Benefit" shall equal the highest monthly salary paid to the Executive during the 12 months immediately preceding the Date of Termination, multiplied by 12.

Executive shall not be required to mitigate the amount of any payment provided in this paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in

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this paragraph 5 be reduced by any compensation earned by Executive as a result of employment with another employer after the Date of Termination, or otherwise.

   6. Deferral Option.

                  (a) SAFECO agrees that Executive may elect to defer all or a portion of the payments that are to be made to Executive under paragraph 5(b) hereof. Executive may exercise such election by delivering to the President and Secretary of SAFECO Corporation a written notice of election prior to the occurrence of any Change in Control of SAFECO Corporation, which notice shall state the portion of the payments under paragraph 5(b) that is to be deferred (expressed as a dollar amount or as a percentage ("the Deferred Benefit"), the date the payment of the Deferred Benefit shall commence ("the Deferred Benefit Commencement Date"), and the number of equal consecutive monthly installments (not to exceed 120) that the Deferred Benefit is to be paid in. In no event shall the Deferred Benefit Commencement Date be subsequent to the first day of January of the year immediately following the Executive's sixty-fifth (65th) birthday. In the event such an election is made:

                         (i) The amount that would have otherwise been paid
under the provisions of paragraph 5(b) hereof shall be reduced by an amount equal to the Deferred Benefit.

                         (ii) The Deferred Benefit, together with simple
interest calculated at an annual rate of ten percent (10%) on the unpaid balance of the Deferred Benefit from the date that payment of the Deferred Benefit would have otherwise been made under the provisions of paragraph 5(b) hereof, shall be paid in the number of equal consecutive monthly installments selected by Executive, with the first such installment being made on the Deferred Benefit Commencement Date and a subsequent payment being made on the first day of each month thereafter.

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                  (b) The parties agree that the following provisions shall
apply with respect to payment of the Deferred Benefit to the Executive under the provisions hereof:

                         (i) If Executive dies prior to receiving the full
amount of the Deferred Benefit that he is entitled to receive hereunder, SAFECO shall continue to pay the Deferred Benefit to the estate of Executive in the same manner as the Deferred Benefit would have been paid to Executive if he had not died.

                         (ii) It is understood by the parties that the Deferred
Benefit shall in no event be set aside or deposited to a separate account or fund, and that the rights of Executive to the deferred Benefit shall not be greater than the rights of any other general, unsecured creditor of SAFECO.

                         (iii) Executive, his spouse, and any other person or
entity claiming through or under Executive shall not have any power or authority to commute, encumber, or dispose of any right to receive payment of the Deferred Benefit, all of which payments are expressly declared to be non-assignable. In the event of any attempt at assignment or other disposition, SAFECO shall have no further liability to pay the Deferred Benefit. The Deferred Benefit provided for in this Agreement shall not be subject to seizure for the payment of any debts, judgments, alimony, separate maintenance or child support, or be reached or transferred by operation of law, or in the event of bankruptcy, insolvency or otherwise.

                         (iv) SAFECO shall have no right to offset the payment
of any portion of the Deferred Benefit against any amounts that the Executive owes or may owe SAFECO.

   7. Golden Parachute Provisions of Code.

           The parties acknowledge their intention to not have any payments under this Agreement be characterized as "excess parachute payments" under
Section 280G of the Code, and that this Agreement has been prepared with that intention in mind. Accordingly, the parties hereto agree

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that all terms and provisions of this Agreement shall be construed and interpreted to give effect to such intention. In addition, if at any time it is determined that any payment hereunder does constitute an "excess parachute payment" under such Section 280G, as may be amended from time to time, or is otherwise subject to special adverse tax treatment under a successor provision to such Section 280G or any other provision of the Code, it is agreed that such payment or payments shall be reduced (or eliminated if necessary), as determined by the Compensation Committee of the Board of Directors of SAFECO Corporation, to the extent necessary to avoid such special adverse tax treatment.

   8. Taxes and Withholdings.

           All amounts payable to Executive hereunder shall be subject to such payroll and withholding deductions as are required by law.

   9. Term of Agreement.

           This Agreement shall remain in effect until Executive's employment with SAFECO is terminated unless prior thereto a Change in Control of SAFECO Corporation shall have occurred, in which event the terms of this Agreement shall remain in effect until the seventh anniversary date of such Change in Control; provided, however, in the event Executive has become entitled to receive payments hereunder prior to said seventh anniversary date, the terms of this Agreement shall remain in effect until all amounts due Executive hereunder have been paid.

   10. Successors; Binding Agreement.

                  (a) SAFECO will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SAFECO, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SAFECO would be required to perform it if no such succession had taken place. Failure of SAFECO to obtain

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such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from SAFECO in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "SAFECO" shall include SAFECO Corporation and SAFECO Life Insurance Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate.

   11. Notice.

           For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the appropriate address set forth on the last page of this Agreement, or to such other address as the addressee may have furnished to the other in writing in accordance herewith, provided that all notices to SAFECO shall be directed to the attention of the President of SAFECO Corporation with a copy to the Secretary of SAFECO Corporation.

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   12. Miscellaneous.

           No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors of SAFECO Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations Executive may have under any other written agreement with SAFECO. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

   13. Validity.

           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

   14. Counterparts.

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

   15. Arbitration.

           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the rules of the


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American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

           IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first written above.

                                    SAFECO CORPORATION

                                    By: /s/ Bruce Maines
                                        ----------------------------
                                            President

                                    Address:  SAFECO Corporation
                                            SAFECO Plaza
                                            Seattle, WA 98185

                                    /s/ James W. Ruddy
                                    ----------------------------
                                    JAMES W. RUDDY

                                    Address:  SAFECO Corporation
                                            SAFECO Plaza
                                            Seattle, WA 9818


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